EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GlobalSCAPE, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements pertaining to the 1998 Stock Option Plan of GlobalSCAPE, Inc. (Form S-8 No. 333-61160),   pertaining to the 2000 Stock Option Plan (Form S-8 No. 333-61180) and pertaining to the 2006 Non-Employee Directors Long-Term Equity Incentive Plan (Form S-8 No. 333,145771) of GlobalSCAPE, Inc. of our report dated March 21, 2008 with respect to the consolidated financial statements of GlobalSCAPE, Inc. included in the Annual Report (Form 10-K) as of December 31, 2006 and 2007, and for the years ended December 31, 2005, 2006 and 2007.

/s/ PMB Helin Donovan, LLP

Austin, Texas

March  26, 2008